UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2008

Material Sciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2008, the Board of Directors of Material Sciences Corporation (the “Company”) voted to increase the size of the Company’s Board of Directors from eight to nine directors and appointed Terry L. Bernander to fill the newly created vacancy. Mr. Bernander was appointed to serve on the Compensation, Organization and Corporate Governance Committee of the Board of Directors. Mr. Bernander’s initial term as a director will expire at the 2009 Annual Meeting. Since 2002, Mr. Bernander has served as President and Chief Executive Officer of AZ Automotive Corporation, a company that is a supplier of highly engineered, metal – formed components, complex modules and mechanical assemblies for automotive original equipment manufacturers. Mr. Bernander is a director of Polar Corporation, and has held other President and Chief Executive Officer positions with Faurecia Exhaust Division of Questor Management Company, AP Automotive Systems, Inc., and Tube Products Corporation.

Mr. Bernander is not party to any arrangement or understanding with any other person in connection with his appointment as a director of the Company. There are no transactions in which Mr. Bernander has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION
(Registrant)

Date: October 7, 2008	By:	/s/ James M. Froisland
	Name:	James M. Froisland
	Title:	Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary.